Exhibit 4.2

FIRST AMENDMENT TO
THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
ARC PROPERTIES OPERATING PARTNERSHIP, L.P.

This FIRST AMENDMENT TO THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (this “Amendment’) of ARC PROPERTIES OPERATING PARTNERSHIP, L.P. (the “Partnership”), dated January 26, 2015 and effective as of June 30, 2014, is entered into by AMERICAN REALTY CAPITAL PROPERTIES, INC., a Maryland corporation, the general partner (the “General Partner”) and a limited partner (a “Limited Partner”).

RECITALS

WHEREAS, the General Partner is a party to that certain Third Amended and Restated Agreement of Limited Partnership of the Partnership, effective as of January 3, 2014 (the “Agreement”);
WHEREAS, the General Partner hereby desires to make certain corrective amendments to the Agreement; and
WHEREAS, it is intended that by signing this Amendment American Realty Capital Properties, Inc. shall satisfy the requirement to obtain the written consent of the General Partner as set forth in Section 11.01 of the Agreement.
NOW THEREFORE, in consideration of the premises made hereunder, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Article 1 of the Agreement is hereby amended by inserting the following definitions in the appropriate alphabetical location:

““Equity Plans” means that certain Equity Plan of the General Partner adopted by the Board of Directors on September 6, 2011, as amended from time to time, that certain Non-Executive Director Stock Plan of the General Partner adopted by the Board of Directors on September 6, 2011, and any other equity plan of the General Partner.”

““Participant” has the meaning set forth in the Equity Plans.”

2.	Section 4.02 of the Agreement is hereby amended by inserting a new subsection (d) as follows:

“(d)    Equity Plans. Notwithstanding anything in this Agreement to the contrary, if at any time or from time to time:
(i)    restricted REIT Shares are issued in accordance with the terms of the Equity Plans, the General Partner shall: (A) be deemed to have contributed to the Partnership as a Capital Contribution an amount equal to the Value of a REIT Share multiplied by the number of restricted REIT Shares issued by the General Partner to the recipient of such restricted REIT Shares, and (B) cause the Partnership to issue to the General Partner a number of OP Units equal to the number of restricted REIT Shares delivered by the General Partner to such recipient of restricted REIT Shares divided by the Conversion Factor, which OP Units shall be subject to the same or substantially similar restrictions and other conditions (including forfeiture) imposed on the restricted REIT Shares including restrictions as to the payment of distributions, if any.
(ii)    Options (as such term is defined in the Equity Plans) granted in connection with the General Partner’s Equity Plans are exercised, the General Partner shall: (A) as soon as practicable after such exercise, contribute to the Partnership as a Capital Contribution an amount equal to the exercise price paid to the General Partner by such exercising party in connection with the exercise of the Options, (B) be deemed to have contributed to the Partnership as a Capital Contribution an amount equal to the excess of the Value of a REIT Share (as of the Business Day immediately preceding the date on which the purchase of the REIT Shares by such exercising party is consummated) over the amount per REIT Share contributed in respect of the exercise of such Options pursuant to clause (A) above multiplied by the number of REIT shares delivered by the General Partner to such exercising party, and (C) cause the Partnership to issue to the General Partner a number of OP Units equal to the number of REIT Shares delivered by the General Partner to such exercising party divided by the Conversion Factor.
(iii)    REIT Shares are issued to or acquired by a Participant in the General Partner’s Equity Plans in connection with Stock Appreciation Rights, Restricted Stock Units or any Other Stock-Based Awards (as such terms are defined in the Equity Plans), the General Partner shall: (A) contribute to the Partnership as a Capital Contribution any amount paid to the General Partner by such Participant in connection with the receipt of such REIT Shares, (B) be deemed to have contributed to the Partnership as a Capital Contribution an amount equal to the excess of the Value of a REIT Share (as of the Business Day immediately preceding the date on which the REIT Shares are issued to or acquired by such Participant) over the amount per REIT Share contributed pursuant to clause (A) above multiplied by the number of REIT shares delivered by the General Partner to such Participant, and (C) cause the Partnership to issue to the General Partner a number of OP Units equal to the number of REIT Shares delivered by the General Partner to such Participant divided by the Conversion Factor.”

3.	Section 4.03 of the Agreement is hereby amended by inserting the following sentence at the end thereof:

“The General Partner shall not issue any debt securities or notes or otherwise obtain funds from outside borrowings unless the General Partner lends to the Partnership (i) the proceeds of, or consideration received for, such debt securities, notes or outside borrowings on the same terms and conditions, including interest rate and repayment schedule, as shall be applicable with respect to or incurred in connection with the issuance of such debt securities or notes or in connection with otherwise obtaining funds from outside borrowings, and (ii) the proceeds of, or consideration received from, any subsequent exercise, exchange or conversion thereof (if applicable).

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Amendment as of the date first set forth above.

General Partner:

AMERICAN REALTY CAPITAL PROPERTIES, INC.

By:    /s/ Michael J. Sodo
Name: Michael J. Sodo
Title: Executive Vice President, Chief
Financial Officer and Treasurer